Exhibit 5.1

October 31, 2014

Boot Barn Holdings, Inc.

15776 Laguna Canyon Road

Irvine, CA 92618

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Boot Barn Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about October 31, 2014 (the “Registration Statement”).

The Registration Statement covers the registration of an aggregate of 1,600,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the 2014 Plan and the issuance of the Common Stock thereunder.  We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Common Stock issued pursuant to awards granted or to be granted pursuant to the 2014 Plan will be issued in accordance with the terms of the 2014 Plan and that the purchase price of the Common Stock will be greater than or equal to the par value per share of the Common Stock.

This opinion is limited solely to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when issued and sold in the manner referred to in the 2014 Plan and pursuant to the agreements that accompany the 2014 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP